Exhibit 99.1

COST PLUS APPOINTS KENNETH T. STEVENS TO BOARD OF DIRECTORS

Oakland, CA – September 11, 2008 - Cost Plus, Inc. (Nasdaq:CPWM) today announced that Kenneth T. Stevens has been appointed by its Board of Directors, effective immediately, to serve as an independent outside director until the next Annual Meeting of Shareholders. Mr. Stevens most recently served as President, Chief Operating Officer and Secretary of Tween Brands, Inc. and was a member of the Board of Directors.

Barry Feld, President and CEO of Cost Plus, commented, “Ken is a highly experienced and respected executive who represents an outstanding addition to our Board of Directors. His proven ability to implement and execute growth strategies, together with his overall financial and strategic acumen, will benefit the Company as we build momentum with our turnaround plan and work diligently to increase customer traffic and improve sales and margins over the long-term.”

Mr. Stevens said, “Cost Plus is a truly unique franchise with a terrific product portfolio and a strong customer following. I look forward to collaborating with its talented and seasoned management team as we focus on executing the Company’s turnaround plan and delivering sustainable, long-term growth and profitability.”

Prior to joining Tween Brands in 2007, Mr. Stevens served in various executive positions at Limited Brands and some of its subsidiaries from 2002-2006, including Chief Executive Officer of Express and President and Chief Operating Officer of Bath & Body Works. He also served as Chairman and Chief Executive Officer of the Bank One Retail Group from 1996-2001, where he was responsible for leading the largest operating division of Bank One. From 1992-1996, Mr. Stevens held leadership positions at PepsiCo, Inc., including President and Chief Operating Officer of Taco Bell Corporation. Mr. Stevens was also a partner at McKinsey, where he worked from 1983-1991. In addition, Mr. Stevens currently serves on the Board of Directors of Spartan Stores, Inc. and Virgin Mobile. Mr. Stevens received an M.B.A. from the University of Southern California and a B.A. from the University of Redlands.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of September 11, 2008, the Company operated 296 stores in 33 states.

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

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